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                                                                  EXHIBIT 3.2.13

                     FIRST AMENDMENT TO AND RESTATEMENT OF
                      CERTIFICATE OF LIMITED PARTNERSHIP
               OF HARBORSIDE ACQUISITION LIMITED PARTNERSHIP IV

             (NOW KNOWN AS HARBORSIDE DANBURY LIMITED PARTNERSHIP)


     THIS FIRST AMENDMENT TO AND RESTATEMENT OF CERTIFICATE OF LIMITED PARTNERSHIP of Harborside Acquisition Limited Partnership IV (the "Partnership") is being executed in order to amend and restate in its entirety, as hereinafter set forth, the Certificate of Limited Partnership of the Partnership originally filed with the Secretary of State on August 26, 1997.

     1.   The name of the Partnership is Harborside Danbury Limited Partnership.

     2. The character of the business intended to be transacted by the partnership is to acquire, own, lease, invest in, improve, hold encumber, sell, manage, maintain, operate and otherwise deal with nursing homes, retirement homes, congregate care facilities, rehabilitation facilities, psychiatric facilities, substance abuse facilities, medical office buildings or other health care related commercial properties, and any equity interest of the partnership therein, whether direct or indirect, through nominees, joint ventures or otherwise, and real estate and personal property related thereto; to be a general and/or limited partner in any general or limited partnership in which the partnership shall act as a general and/or limited partnership which conducts activities within the scope of this section; and to conduct any other business activity allowed under the Act.

     3. The address of the office of the partnership at which shall be kept the records and partnership documents of the partnership is to be:

                    c/o Harborside Healthcare Corporation
                    470 Atlantic Avenue
                    Boston, MA 02210

          The agent for service of process for the partnership shall be:

                    Scott D. Spelfogel, Esq.
                    c/o Harborside Healthcare Corporation
                    470 Atlantic Avenue
                    Boston, MA 02210

     4.   The name and business address the General Partner is as follows:

               General Partner           Address
               ---------------           -------

               Harborside Health I Corporation c/o Harborside Healthcare Corporation
                                         470 Atlantic Avenue
                                         Boston, MA 02210

     5. The partnership will be dissolved and its affairs wound up on December 31, 2029, unless sooner dissolved in accordance with the provisions of the Act.
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     IN WITNESS WHEREOF, the sole general partner of said partnership has executed this certificate this ____ day of October, 1998, under penalty of perjury.

                              HARBORSIDE HEALTH I CORPORATION


                              By: /s/ K. Scott Griggs
                                  ____________________________________
                                    K. Scott Griggs, Assistant Secretary